Exhibit 99.1

PARTY CITY APPOINTS SARAH DODDS-BROWN TO BOARD OF DIRECTORS

Dodds-Brown Adds Extensive Regulatory, Legal and Consumer Merchant Expertise to Board

ELMSFORD, N.Y., Oct. 19, 2020 — Party City Holdco Inc. (the “Company”, “Party City” or “PRTY”; NYSE:PRTY) today announced that Sarah Dodds-Brown, Executive Vice President and Managing Counsel at American Express, has joined the Company’s Board of Directors as an independent director, effective October 15, 2020.

“We are pleased to add another highly accomplished executive to our Board,” said Norman Matthews, Chairman of the Party City Board. “Sarah brings to Party City extensive expertise in the regulatory, legal and consumer merchant spaces as well as significant experience activating cultural engagement and promoting diversity and inclusion across global organizations. We are excited about the many contributions we anticipate Sarah will make to the Party City Board.”

With the addition of Ms. Dodds-Brown, the Party City Board is comprised of 12 directors, including 10 independent directors, the Company’s Vice Chairman James Harrison and President and Chief Executive Officer Brad Weston. Party City has added five independent directors since 2019.

About Sarah Dodds-Brown

Sarah Dodds-Brown has served in a variety of leadership positions in the General Counsel’s Organization at American Express, including currently as Executive Vice President and Managing Counsel for the Business Legal Group. In this role, Ms. Dodds-Brown serves as a strategic business partner overseeing the legal and regulatory guidance for the company’s U.S. consumer, commercial, merchant and network services businesses. For several years, Ms. Dodds-Brown also led the global privacy law center of excellence at American Express and helped develop the company’s principle-based approach to privacy and data governance. Ms. Dodds-Brown currently serves as an Adviser on an American Law Institute project focused on developing principles for a data economy. Previously, Ms. Dodds-Brown worked at Paul, Weiss, Rifkind, Wharton & Garrison LLP in the firm’s M&A and private equity practices.

Ms. Dodds-Brown received her J.D. from Columbia University School of Law in 1998 and her Bachelor of Arts from Duke University in 1995.

Ms. Dodds-Brown is active with educational and civic organizations, including Duke University, Rye Country Day School, the City of New Rochelle Planning Board and DirectWomen.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. The Company designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 850 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com

Contacts

Investor Relations

Farah Soi / Rachel Schacter

ICR

203-682-8200

InvestorRelations@partycity.com

Media Relations

Leigh Parrish / Barrett Golden / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449